Exhibit 10.2

                Model Form of Incentive Stock Option Agreement under the 2004 Stock Option & Stock Issuance Plan.  Pursuant to Section 3 of the Plan, the stock option agreements need not be uniform and accordingly Incentive Stock Option Agreements to certain individuals may vary from this Model Form.

HEALTHGATE DATA CORP.

INCENTIVE STOCK OPTION AGREEMENT

                THIS INCENTIVE STOCK OPTION AGREEMENT is entered into by and between HealthGate Data Corp., a Delaware corporation (the “Company”), and _______(“Optionee”).

W I T N E S S E T H:

                WHEREAS, the Company has established the 2004 Stock Option & Stock Issuance Plan pursuant to which Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code) may be granted (the “2004 Stock Option Plan”); and

                WHEREAS, the Company and Optionee desire to enter into this Agreement concerning the grant by the Company of Incentive Stock Options to Optionee, pursuant to the 2004 Stock Option Plan and Section 422 of the Internal Revenue Code of 1986;

                NOW, THEREFORE, in consideration of the covenants herein set forth, the parties agree as follows:

1.                                       Shares; Price; Vesting; Term.  As of ___________ (the “Grant Date”), the Company grants Optionee an option to purchase ______ shares of its Common Stock, par value $0.03 per share (the “Option Shares”), at a price of $____ per share (which price is at least equal to the fair market value of the stock on the Grant Date, as determined in good faith by the Board of Directors), pursuant to the Company’s 2004 Stock Option Plan, which shall be exercisable according to the following schedule:

Shares	First Date of Exercise	Last Date of Exercise
[Typically, the options vest quarterly over 3 years beginning one year after the employee’s hire date, or immediately upon grant for employees with more than one year of service.]

                Subject to earlier termination described herein, the Option shall terminate entirely at the close of business on ______[Typically, 10 years after the Grant Date].

                2.             Accelerated Vesting.  Notwithstanding the foregoing, this Option shall immediately become exercisable as to all Option Shares then subject hereto in the event of a “Change in Control” (as hereinafter defined) of the Company.

                As used herein, a “Change in Control” of the Company shall be deemed to have occurred if:

                                                (i)            there is a merger or consolidation of the Company in which the Company is not the continuing or surviving corporation;

                                                (ii)           the Company sells substantially all its assets to a single purchaser or to a group of associated purchasers;

                                                (iii)          at least two-thirds of the outstanding common stock of the Company is sold, exchanged or otherwise disposed of in one transaction or in a series of related transactions;

                                                (iv)          any person or entity (other than any stockholder presently owning more than 10%) becomes directly or indirectly the owner or beneficial owner of 50% or more of the Company’s outstanding common stock;

                                                (v)           the Board of Directors of the Company determines in its sole and absolute discretion that there has been a change in control of the Company.

                3.             Exercise.  Optionee may exercise this Incentive Stock Option from time to time as hereinabove provided, by delivery to the Company, as to each such exercise, at its principal office of (a) written notice of exercise of this Incentive Stock Option, stating the number of shares then being purchased hereunder; (b) a check or cash in the amount of the full purchase price of such shares; (c) a check or cash in the amount of federal, state and local withholding taxes, if any, required to be withheld and paid by the Company as a result of such exercise; (d) agreement(s) referred to in Section 7 of this Stock Option Agreement; and (e) such other documents or instruments as may be required by any then applicable federal or state laws or regulations, or regulatory agencies pertaining to this Incentive Stock Option, any exercise thereof and/or any offer, issue, sale or purchase of any shares covered by this Incentive Stock Option.  Not less than one share may be purchased at one time.  After the Company shall have received all of the foregoing, the Company shall proceed with reasonable promptness to issue the shares so purchased upon such exercise of the Incentive Stock Option; provided, however, that Optionee or any person or persons entitled to exercise this Option under Section 5 hereof shall not be or be deemed to be the record or beneficial owner of any such shares purchased upon any exercise of this Incentive Stock Option until and unless the stock certificate or certificates evidencing such shares actually shall have been issued.  Except as provided in Sections 4 and 5 hereof, Optionee may exercise this Incentive Stock Option only if, on the date of exercise, Optionee has been continuously in the employ of the Company since the Grant Date.

                4.             Termination of Employment.  Notwithstanding the provisions of Section 3 hereof, if Optionee shall cease to be employed by the Company for any reason other than Optionee’s death, Optionee may exercise this Incentive Stock Option (to the extent he or she was entitled to do so at the termination of employment) at any time and from time to time within three (3) months after such termination, but in no event after the expiration of this Incentive Stock Option; provided, however, that if the employment of Optionee terminates due to the permanent and total disability of Optionee, Optionee may exercise this Incentive Stock Option (to the extent Optionee was entitled to do so at the termination of Optionee’s employment) only at any time and from time to time within twelve  (12) months after such termination, but in no event after the expiration of this Incentive Stock Option.  No provision of the 2004 Stock Option Plan or this Incentive Stock Option shall confer any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate any employment at any time.

                5.             Death of Optionee; No Assignment.  This Incentive Stock Option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during Optionee’s lifetime only by Optionee.  If Optionee shall die while in the employ of the Company, Optionee’s personal representative or the person entitled to succeed to his or her rights hereunder shall have the right, at any time and from time to time within three (3) months after the date of Optionee’s death, and prior to the expiration or termination of this Incentive Stock Option pursuant to Section 1 hereof, to exercise this Incentive Stock Option to the extent that Optionee was entitled to exercise this Incentive Stock Option at the date of Optionee’s death.

                6.             No Rights as Stockholder.  Optionee shall have no rights as a stockholder with respect to the Common Stock covered by this Incentive Stock Option until the date of the issuance of a stock certificate or stock certificates to Optionee.  No adjustment will be made for dividends or other rights for which the record date (or if there is no record date established, then the date established for the distribution of such dividend or right) is prior to the date such stock certificates are issued.

                7.             Conditions of Resale.  Optionee agrees to comply with all applicable federal and state securities laws and rules and regulations thereunder in connection with the resale of any shares of Common Stock which shall have been received upon exercise of this Option, and Optionee further agrees to comply with all requirements of the Company with respect to the timing of such resale which may be reasonably imposed by the Company as conditions of such resale.  Optionee will, as a condition to exercise of the Option, enter into an agreement with the Company pursuant to which the Company shall have a right of first refusal with respect to the transfer of the Option Shares.  Such agreement shall be in the form acceptable to the Company and may include other provisions concerning transfer or voting of the Option Shares which are applicable to some or all other stockholders of the Company.  The Company may, in its discretion, place a legend on stock certificates issued in connection with the exercise of this Stock Option in order to insure compliance with the Securities Act of 1933, as amended and the Stockholders’ Agreement.

                8.             Adjustments for Stock Splits, etc.  In the event of any change in the outstanding Common Stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares, or the like, the number and class of shares available under this Agreement,  the Stock Option prices and other terms and conditionsmay be appropriately adjusted by the Board of Directors of the Company, as described in the 2004 Stock Option Plan, whose determination shall be conclusive.

9.             This Agreement Subject to 2004 Stock Option Plan.  This Agreement is made pursuant to all of the provisions of the 2004 Stock Option Plan, and is intended, and shall be interpreted in a manner, to comply therewith.  Any provision hereof inconsistent with the 2004 Stock Option Plan shall be superseded and governed by the 2004 Stock Option Plan.

                10.           Miscellaneous.  Section and other headings are included herein for reference purposes only and shall not be construed or interpreted as part of this Agreement.

                Wherever and whenever the context of this Agreement shall so require, the masculine, feminine and neuter gender of any noun or pronoun shall include any or all of the other genders and the singular shall include the plural and the plural shall include the singular.

                This Agreement may be executed in several counterparts, all of which shall constitute one and the same instrument.

                Optionee understands that in order to receive “Incentive Stock Option” treatment pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, Optionee may not dispose of the Common Stock which may be purchased hereunder within two years after the Grant Date, and must hold said Common Stock for at least one year after the date of exercise of the Incentive Stock Option described herein.  Furthermore, any options granted to optionee in excess of the $100,000 limitation set forth in Section 422 (d) of the Internal Revenue Code shall not receive “Incentive Stock Option” status.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of ___________.

HEALTHGATE DATA CORP.

By:

Optionee